SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 21, 2006
Date of Report (Date of Earliest Event Reported)

EQUITY INNS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	01-12073	62-1550848
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7700 Wolf River Boulevard, Germantown, TN	38138
(Address of Principal Executive Office)	(Zip Code)

(901) 754-7774
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule l425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2006, Equity Inns, Inc. and certain of its subsidiaries (collectively the “Company”) entered into a new $150 million unsecured line of credit from a syndicated group of banks co-led by J.P. Morgan Securities Inc. and Calyon New York Branch. The $150 million unsecured facility bears a variable interest rate of LIBOR plus 1.25% to 1.88% based on outstanding borrowings and leverage and matures in September 2010, with a one-year extension at the Company’s option. The facility also has an accordion feature that allows the Company, subject to certain lender approval, to extend the borrowing capacity up to $250 million. This facility replaces the Company’s $125 million line of credit that was due to mature in June 2008.

The unsecured line of credit has certain financial covenants that the Company must adhere to including, among others, to maintain:

•	Debt to Adjusted EBITDA leverage ratio, as defined in the credit agreement, of not more than 6.0 times, and

•	Adjusted EBITDA to fixed charges ratio, as defined in the credit agreement, of not less than 1.50 times.

The unsecured facility includes standard events of default, including, among others, (a) failure to pay amounts due under the agreement, and (b) failure to maintain certain financial ratios. If the Company defaults under the agreement, the lenders have the right to call the amounts due under the line of credit and terminate the facility.

The foregoing description of the unsecured line of credit is qualified in its entirety by the full terms and conditions of the agreement which is filed as Exhibit 10.1 to the Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed as an exhibit to this Current Report on Form 8-K.

10.1	Unsecured Revolving Credit Agreement dated as of September 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equity Inns, Inc.

September 21, 2006	By:	/s/J. Mitchell Collins
Date		J. Mitchell Collins
Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Treasurer

EQUITY INNS, INC.
INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Unsecured Revolving Credit Agreement dated as of September 21, 2006